MODIFICATION AGREEMENT

           This agreement made and entered into this 16 th day of July 1996, by and between, SPINTEK GAMING TECHNOLOGIES, INC., a California corporation (herein after referred to as "Spintek"), and the persons and entities listed in Exhibit A attached hereto (herein after referred to as "the Investors");

                     WITNESSETH THAT

     WHEREAS, Spintek has agreed to issue an unregistered 4% Convertible Debenture due December 31, 1997 under Regulation S ("Convertible
Debenture");

     WHEREAS, Spintek and the Investors have agreed to modify and amend the terms of the Convertible Debenture in certain respects and desire to reduce their agreement to writing;

     NOW, THEREFORE, in consideration of the Investors' agreement to purchase the Convertible Debenture as modified and amended and the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties agree to modify and amend the Convertible Debenture as follows:

     1. In the event the five-day average bid price for Spintek's common stock does not reach $3.00 per share within ninety (90) days from the date on which the Convertible Debenture is issued, Spintek agrees to take immediate steps to effect a reverse stock split sufficient to raise the bid price to $3.25 per share based upon the five-day average bid price.

     2. Spintek agrees to use its best efforts to cause its common stock to become listed on the NASDAQ National Market as soon as possible after the issuance of the Convertible Debenture. Spintek agrees that if its common stock does not become eligible for listing on the NASDAQ National Market within one hundred twenty (120) days from the date on which the Convertible Debenture is issued, the floor exercise price of $1 stated in Convertible Debenture shall lapse and a floor exercise price shall no longer be included as a term of the Convertible Debenture.

     3. Spintek also agrees to provide the Investors with projected quarterly profit and loss statements on a quarterly basis for two quarters immediately following the issuance of the Convertible Debenture. The profit and loss projections are to be prepared internally by Spintek's management. Spintek agrees that, in the event its actual profits are not at least eighty percent (80%) of the projected quarterly profit stated in the projected profit and loss statement for either quarter, the $1.00 floor exercise price stated in the Convertible Debenture shall lapse and a floor exercise price shall no longer be included as a term of the Convertible Debenture.

     4. The Convertible Debenture shall continue in full force and effect, as modified and amended by this agreement, and the parties ratify and confirm their Agreement as modified. This agreement shall be binding on and inure to the benefit of the parties and their heirs, successors, and assigns.

     5. To the extent it is necessary to modify any other documents executed in connection with Spintek's unregistered offering of the Convertible Debenture pursuant to Regulation S to make them comply with the terms of this Modification Agreement for the Convertible Debenture, Spintek and the Investors also agree to modify them.

     IN WITNESS WHEREOF, the parties have signed, sealed and delivered this agreement on the date given above.

                              SPINTEK GAMING TECHNOLOGIES, INC.



                            By: /s/ Gary L. Coulter
                                    Gary L. Coulter
                                    Vice Chairman and COO


                              ON BEHALF OF THE INVESTORS:



                      By:    /s/ Herbert Strauss

                                 Herbert Strauss
                                 An authorized agent of Investors
                                 RBB Bank Aktiengesellschaft